EXHIBIT 23



                    INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cascade Financial Corporation and subsidiaries:


We consent to incorporation by reference in the registration statements on Forms S-8 (No. 33-94456, No. 333-32272 and No. 333-97929) of Cascade
Financial Corporation of our report dated February 28, 2003 relating to the consolidated balance sheets of Cascade Financial Corporation and subsidiaries as of December 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2002, for the six month period ended December 31, 2001 and for each of the years in the two-year period ended June 30, 2001, which report is incorporated by reference into Cascade Financial Corporation's 2002 Annual Report on Form 10-K from Cascade Financial Corporation's 2002 Annual Report to Stockholders.


/s/ KPMG LLP

Seattle, Washington
March 24, 2003